PPT VISION, Inc. Reports Fourth Quarter Fiscal 2003 Results

    -- Revenues Grow 9% in Quarter and 17% Year-to-Date
    -- Core 2D Revenues for the Quarter increased 31% over Fiscal 2002 -- Quarterly Net Loss Reduced by 90%

    MINNEAPOLIS, Dec. 9 /PRNewswire-FirstCall/ -- PPT VISION, Inc.
(Nasdaq: PPTV) today announced financial results for the fourth quarter ended October 31, 2003. Net revenues for the fourth quarter were $2,385,000, which represents a 9% increase over the fourth quarter of last fiscal year. The Company's net loss for the quarter decreased by 90% to approximately $215,000 or $0.02 per share from almost $2.2 million or $0.22 per share for the same period in fiscal 2002.

    For the year, net revenues increased 17% to $8.8 million, compared with $7.5 million for the previous year. The Company reported a net loss of $4.1 million, an improvement of 40% compared to a net loss of $6.9 million for fiscal 2002. Net loss per share for the year was $0.40 versus a net loss per share of $0.90 in the prior year.

    "We are extremely pleased with our quarterly revenue performance as our fourth quarter revenues grew 9% over the prior year and approached
$2.4 million, the highest level in over two years," stated Mr. Joseph Christenson, President of PPT VISION, Inc. "Especially noteworthy was the growth of our core 2D business in the quarter, which increased 31% over the fourth quarter of the prior year and 12% on a sequential basis. For the full year, 2D sales grew 28% over last year. This growth was driven by the increase in sales to a large OEM customer and by the significant increase in shipments of our IMPACT(TM) vision system which was introduced at the end of last fiscal year."

    PPT also significantly reduced its net loss for the quarter due to the cost containment measures that were implemented during the past year. "We have taken a very hard look at our cost structure during the past year and have made some important changes in our business model," stated Mr. Christenson. "During the fourth quarter we have finally realized the full benefits of these cost reduction efforts and have seen them flow through our financial statements. The result is a significantly lower quarterly cost structure and a significantly improved bottom line for the quarter," concluded Mr. Christenson.

    During the quarter, the Company also announced that warrants to purchase 1,688,705 shares were exercised, resulting in gross proceeds of $1,182,000.
As previously indicated, PPT VISION will use the cash for working capital and general corporate purposes. These warrants were issued in connection with the Company's 2002 Shareholder Rights Offering and the remaining 436,000 warrants issued in the Shareholder Rights Offering expired on September 30, 2003. As a result of these warrant exercises, the Company has over $2.0 million of cash on hand at October 31, 2003. The Company has no outstanding debt.

    About PPT VISION

    PPT VISION, Inc. develops and markets 2D and 3D machine vision-based automated inspection systems for manufacturing applications. Machine vision-based systems enable manufacturers to realize significant economic paybacks by increasing the quality of manufactured parts and improving the productivity of manufacturing processes. The Company's 2D and 3D machine vision product lines are sold on a global basis to original equipment manufacturers (OEMs), system integrators, machine builders, and end-users, primarily in the electronic and semiconductor component, automotive, medical device, and packaged goods industries. The Company's SpeedScan 3D(TM) sensor product incorporates PPT VISION's patented high-speed Scanning Moire Interferometry(TM) technology.
The Company's Common Stock trades on the Nasdaq Small Cap Market tier of The Nasdaq Stock Market under the symbol PPTV. For more information, please see the PPT VISION, Inc. web site at www.pptvision.com .

    Conference Call

    The Company has scheduled a conference call for 10:00 a.m. CST on Tuesday, December 9, 2003. In the conference call, the Company will discuss the results for the recent quarter and expectations with respect to future performance. The dial-in number to participate in the call is: 877-407-9205. It will also be broadcast live over the Internet by World Investor Link's Vcall. To listen live, go to www.vcall.com .

    A digitized replay of the fourth quarter conference call will be available beginning the afternoon of December 9th and until 11:59 p.m. (Eastern) on December 14th. To access the replay please use the following numbers: U.S. = 877-660-6853 or International = 201-612-7415. The replay passcodes are:
Account #1628 and Confirmation ID #84515. The full conference call will also be available for replay at www.vcall.com .

    Forward Looking Statements

    The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's expectations, beliefs, intentions and strategies regarding the future. Forward-looking statements include, without limitation, statements regarding the extent and timing of future revenues and expenses and customer demand. All forward-looking statements included in this document are based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

    The Company's actual results are subject to risks and uncertainties and could differ materially from those discussed in the forward-looking statements. These statements are based upon the Company's expectations regarding a number of factors, including the Company's ability to obtain additional working capital if necessary to support its operations, the success of the Company's new IMPACT machine vision micro-system, changes in worldwide general economic conditions, cyclicality of capital spending by customers, the Company's ability to keep pace with technological developments and evolving industry standards, worldwide competition, and the Company's ability to protect its existing intellectual property from challenges from fourth parties. A detailed description of the factors that could cause future results to materially differ from the Company's recent results or those projected in the forward-looking statements are contained in the section entitled "Description of Business" under the caption "Important Factors Regarding Forward-Looking Statements" contained in its filing with the Securities and Exchange Commission on Form 10-KSB for the year ended
October 31, 2002 and other reports filed with the Securities and Exchange Commission.

    PPT VISION, Inc.
    Condensed Statements of Operations
    (In thousands, except share and per share data)

    (Unaudited)               Three Months Ended             Year Ended
                                  October 31,                October 31,
                              2003          2002         2003          2002

    Net revenues            $2,385        $2,184       $8,765        $7,474
    Cost of sales              855         1,689        3,988         4,436
    Gross profit             1,530           495        4,777         3,038

    Operating expenses:
      Sales and marketing      688         1,015        3,095         3,609
      General and
       administrative          461           511        1,923         1,781
      MSD closure costs         --            --          362            --
      Research and
       development             679         1,169        3,634         4,583
    Operating expenses       1,828         2,695        9,014         9,973

    Loss from operations      (298)       (2,200)      (4,237)       (6,935)
    Interest and other income   83             9          114            60
    Net loss                 $(215)     $ (2,191)    $ (4,123)     $ (6,875)

    Basic and diluted loss
     per share              $(0.02)      $(0.22)       $(0.40)       $(0.90)

    Shares used to compute
      Basic and diluted
       loss per share   10,775,000   10,068,000    10,254,000     7,631,000

    PPT VISION, Inc.
    Condensed Balance Sheets

    (In thousands)                                  October 31,    October 31,
                                                       2003           2002

                              ASSETS
    Current assets
      Cash and cash equivalents                       $2,086         $2,932
      Accounts receivable, net                         2,118          1,843
      Inventories                                      1,021          1,853
      Other current assets                               319            294
        Total current assets                           5,544          6,922
    Fixed assets, net                                    708          1,417
    Intangible assets, net                             2,193          2,598
        Total assets                                  $8,445        $10,937

              LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities
      Accounts payable and accrued expenses           $1,201         $1,293
      Deferred revenue - customer advances               565             --
        Total current liabilities                      1,766          1,293
        Total shareholders' equity                     6,679          9,644
        Total liabilities and shareholders' equity    $8,445        $10,937

SOURCE  PPT VISION, Inc.
    -0-                             12/09/2003
    /CONTACT: Timothy C. Clayton, Chief Financial Officer of PPT VISION, Inc., +1-952-996-9500, ir@pptvision.com , fax +1-952-996-9501/
    /Web site:  http://www.pptvision.com /
    (PPTV)

CO:  PPT VISION, Inc.
ST:  Minnesota
IN:  CPR
SU:  ERN CCA